UNITED STATES
                             SECURITIES AND EXCHANGE
                                   COMMISSION


                         ------------------------------
                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File Number 0-24363

                           NOTIFICATION OF LATE FILING

(Check One):
[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q   [ ] Form N-SAR
[ ] Form N-CSR

For Period Ended: September 30, 2009

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: ___________________


READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION


Interplay Entertainment Corp.
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Full name of registrant

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Former name if applicable

12301 Wilshire Blvd. Suite 502
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Address of principal executive office (STREET AND NUMBER)

Los Angeles, CA 90025
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City, state and zip code


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                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       | (a)      The reasons described in reasonable detail in Part III of this
       |          form could not be eliminated  without  unreasonable  effort or
       |          expense;
       |
       | (b)      The subject  annual  report,  semi-annual  report,  transition
       |          report on Form  10-K,  Form  20-F,  11-K,  Form  N-SAR or Form
  (X)  |          N-CSR,  or  portion  thereof,  will be filed on or before  the
       |          fifteenth  calendar day following the  prescribed due date; or
       |          the  subject  quarterly  report of  transition  report on Form
       |          10-Q, or portion  thereof will be filed on or before the fifth
       |          calendar day following the prescribed due date; and
       |
       | (c)      The  accountant's  statement or other exhibit required by Rule
       |          12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period.

              The Registrant 10-Q for the period ended September 30, 2009 could not be filed within the prescribed time period because certain information and data relating to and necessary for the accurate completion of the Registrant's financial statements and management's discussion and analysis of financial condition and results of operations could not be obtained by Registrant's within such time period without unreasonable effort or expense.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         HERVE CAEN                                      310-979-7070
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         (Name)                                      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  [X] Yes [ ] No


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(3)      Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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         INTERPLAY ENTERTAINMENT CORP
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         (Name of Registrant as Specified in Charter)

         Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

         Date:  November 13, 2009                /S/ HERVE CAEN
                                                 -------------------------------
                                           By:   Herve Caen
                                                 Chief Executive Officer and
                                                 Interim Chief Financial Officer





         INSTRUCTION: The form may be signed by an executive officer of the registrant of by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.